Exhibit 99.1

DATAWATCH TO ACQUIRE RADIANT DOCUMENT SOLUTIONS GROUP FROM CLEARSTORY SYSTEMS, INC.

Chelmsford, MA – March 13, 2006 — Datawatch Corporation (NASDAQ: DWCH), a leader in the rapidly growing Information Services market space, today announced that it has entered into a definitive agreement to acquire the products comprising the Integrated Document Archiving and Retrieval Systems (IDARS) business, including the company’s e-mail management products from ClearStory Systems, Inc.

The acquisition will be an all-cash transaction of $4.3 million at close plus an earn-out, calculated by multiplying the net revenues derived from the product sales by 30% for the next 18 months. The transaction will be accounted for under the purchase method of accounting. The controlling stockholders of ClearStory Systems, Inc. have executed an irrevocable written consent, subject to mailing a stockholder Information Statement, and the transaction is expected to be completed in the company’s third fiscal quarter of 2006.

Commenting on the transaction, president and CEO Robert Hagger said: “Our vision of providing Total Enterprise Information Management to our customers is coming to fruition. The addition of a full business document management system to the product range extends our Enterprise Information Management solutions, and takes Datawatch to another level as a full information services provider.

“Datawatch is a leading provider of report mining and enterprise report management products. Our focus up until now has been on adding value to structured text documents. With the acquisition of Radiant Business Document Server (BDS) and Radiant MailManager from ClearStory, we now have the capability to archive and retrieve all document types, including Office documents, email, image files, PDF’s and more.

“Datawatch is committed to enhancing the value of Radiant BDS to its long-standing users by integrating their current systems with online report mining and performance management capabilities utilizing our Monarch and Visual Insight technologies, thereby providing a complete Enterprise Information Management solution.”

Radiant BDS enables high volume capture, storage, management and delivery of documents, reports, transaction file logs, document images, and other forms of “fixed” content. Radiant BDS is able to capture print streams, desktop output, imaging files and voice. Its architecture is compatible with online, near line and offline storage and can handle billions of documents and terabytes of content. Radiant BDS is designed for online statements for high-volume environments, such as financial services or health insurance. Its presentment capability can handle tens of thousands of concurrent users and deliver content to both the desktop and the internet user. Its email notification feature supports e-statements and other e-billing initiatives.

Radiant MailManager is an e-mail active archiving solution that is designed for Microsoft Exchange Server environments. MailManager was released in April 2005 and is a highly scaleable e-mail management platform that archives, retrieves, stores and manages the lifecycle (archive, migrate, shred) of corporate e-mails.

ClearStory Systems, Inc. has been a recognized leader in integrated document archiving and retrieval systems (IDARS), and has shifted its strategic focus to the emerging digital media market. The transaction will allow ClearStory to invest in its core digital media businesses.

About ClearStory Systems, Inc.

ClearStory Systems, Inc. is the leader in high-performance, digital asset management solutions for digital media communications. ClearStory software manages the enterprise digital media supply chain— from creation and collaboration, to lifecycle management and delivery—to give companies a competitive advantage, marketing agility, cost avoidance, and maximum efficiency. Backed by premier customer support and service, ClearStory award-winning products are easy to use and readily align with our customers’ business objectives for both a rapid return-on investment and low total cost of ownership. Visit us at www.clearstorysystems.com.

About Datawatch Corporation

Datawatch Corporation is a leader in the rapidly growing Information Services market space. By providing solutions that build on a Service Oriented Architecture (SOA) framework and Monarch report mining technologies, Datawatch allows organizations to access, enhance, analyze and deliver information from wherever it resides inside or outside the enterprise to solve business problems. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

The corporate address for Datawatch is 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824; telephone (978) 441-2200. More information on Datawatch and its solutions can be found at www.datawatch.com.

# # # #

Safe Harbor Provision

Those statements above that involve expectations or intentions (such as those related to expectations concerning the closing of the transactions contemplated by the announced agreement) are forward-looking statements, within the meaning of the U.S. securities laws, that involve risks and uncertainties and are not guarantees of future performance. You are cautioned that these statements are only predictions, and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the parties’ ability to consummate the transaction; future decisions by the SEC or other governmental or regulatory bodies; the ability of Datawatch to successfully integrate the IDARS business’ operations and employees; failure to retain customers, uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in Datawatch’s and ClearStory Systems, Inc.’s filings with the Securities and Exchange Commission, including Datawatch’s annual report on Form 10-K for the year ended September 30, 2005 and the most recent quarterly report on Form 10-Q for the first fiscal quarter ended December 31, 2005, and ClearStory Systems, Inc.’s annual report on Form 10-K for the year ended March 31, 2005, and the most recent quarterly report on Form 10-Q for the first fiscal quarter ended December 31, 2005. All forward-looking statements are only as of the date they are made and Datawatch and ClearStory Systems, Inc. disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION:

Datawatch: John Kitchen, john_kitchen@datawatch.com, 978-275-8254.